Exhibit 99.1

Ethan Allen Reports Fiscal Year 2020 and Fourth Quarter Results

DANBURY, CT – August 4, 2020 – Ethan Allen Interiors Inc. (“Ethan Allen” or the “Company”) (NYSE: ETH) provided several updates on its business and reported financial results for its fiscal year and fourth quarter ended June 30, 2020.

BUSINESS UPDATE

The Company’s fourth quarter of fiscal 2020 saw unprecedented disruption around the world as a result of the rapid spread of COVID-19.

Farooq Kathwari, Ethan Allen’s Chairman, President and CEO commented, “We are very gratified with the work and focus of our teams during this unprecedented crisis due to COVID-19. The foremost focus has been operating safely for our associates and clients. We have had to make many hard decisions including the furlough of approximately 70% of our global workforce. Fortunately, we have been able to bring many associates back with 56% of them having already returned to work.”

Mr. Kathwari continued, “Our action plan and the key steps taken helped us end with a strong cash position, which included generating $14 million in cash from operating activities over the last three months. For precautionary purposes, we drew $100 million from our credit facility in March 2020 and by June 30, 2020 had repaid $50 million, maintaining total cash of $72.3 million at June 30, 2020.”

“We are pleased with our written orders during the period considering almost all our design centers closed in mid-March and remained closed for the majority of the fourth quarter. Our advantage of combining the skilled personal service of our interior design associates with technology resulted in total wholesale orders, as a percentage of the previous year orders, as follows: April 35%, May 70% and June 117%. For the full quarter ending June 30, 2020, wholesale orders were 70% of the prior year. We are pleased that in July we continued with strong orders, reaching 103% of the strong prior year July. This was accomplished despite resurging challenges of COVID-19 in many parts of the country. As we move forward, we will continue to focus on our advantages, including a strong retail network, our vertical structure whereby 75% of products are made in our North American workshops and increasing the use of technology in all aspects of our enterprise, while also maintaining our focus on strong governance and social responsibility,” Mr. Kathwari further stated.

“We are also very pleased that our Board of Directors reinstated the regular quarterly cash dividend and declared a regular quarterly cash dividend of $0.21 per share, which will be payable to shareholders of record as of Thursday, October 8, 2020, and paid on Thursday, October 22, 2020. We are cautiously optimistic to grow our sales and profits,” Mr. Kathwari concluded.

The Company previously announced its COVID-19 action plan on April 1, 2020, which included, among other things, the temporary closure of design centers and manufacturing facilities, the furlough of 70% of its global workforce, the decision by the Company’s CEO to temporarily forego his salary through June 30, 2020, a temporary reduction in salaries of up to 40% for all senior management and up to 20% for other salaried employees through June 30, 2020, a temporary reduction of 50% in the cash compensation of the Company’s directors through June 30, 2020, the elimination of all non-essential operating expenses, a delay of capital expenditures and the temporary suspension of the regular quarterly dividend and share repurchase program.

The Company gradually began reopening its design centers beginning in May and as of June 30, 2020, has reopened all of its Company-operated retail design centers, including 14% open by appointment only. The Company resumed production in its North American manufacturing plants during the second half of the quarter, some in a limited capacity, and expects to work through existing order backlog and ramp up to full production by the end of August. The Company’s distribution centers are fully open and making home deliveries. The Company restored the temporary salary reductions on June 30, 2020 as planned and has reinstated the regular quarterly dividend.

FISCAL 2020 FOURTH QUARTER HIGHLIGHTS*

●	Consolidated net sales of $91.6 million compared with $183.9 million.

●	Consolidated gross margin of 52.3% compared with 54.8%. Adjusted gross margin of 53.3% compared with 55.9%.

●	Diluted earnings (loss) per share (“EPS”) of ($0.48). Adjusted EPS of ($0.15) compared with $0.46.

●	Cash on hand of $72.3 million as of June 30, 2020 and long-term debt of $50.0 million.

●	Cash provided by operating activities up 28.1% to $14.0 million.

●	Repaid $50.0 million of the Company’s outstanding debt from available cash on hand.

●	The Company’s Board of Directors reinstated the regular quarter cash dividend on August 4, 2020 and declared a regular quarterly cash dividend of $0.21 per share, payable in October 2020.

FULL FISCAL YEAR 2020 HIGHLIGHTS*

●	Consolidated net sales of $589.8 million compared with $746.7 million.

●	Consolidated gross margin of 54.8% compared with 54.8%. Adjusted gross margin of 55.7% compared with 55.1%.

●	Diluted EPS of $0.34. Adjusted EPS of $0.52 compared with $1.56.

●	Generated $52.7 million of cash from operating activities compared with $55.2 million last year.

●	Paid cash dividends of $21.5 million.

●

Share repurchases of $24.3 million, representing 5.8% of outstanding shares. During the third quarter, the Company’s Board of Directors increased the share repurchase authorization to three million shares.

* See reconciliation of U.S. GAAP to adjusted key financial measures in the back of this press release. Comparisons are to the fourth quarter and full fiscal 2019 year.

KEY FINANCIAL MEASURES*

(Condensed and Unaudited)
(In thousands, except per share data)
	Three months ended			Twelve months ended
	June 30,			June 30,
	2020	2019	% Change	2020	2019	% Change
Net sales	$91,568	$183,918	(50.2%)	$589,837	$746,684	(21.0%)

GAAP gross profit	$47,868	$100,787	(52.5%)	$323,132	$409,491	(21.1%)
Adjusted gross profit *	$48,767	$102,781	(52.6%)	$328,555	$411,485	(20.2%)
GAAP gross margin	52.3%	54.8%		54.8%	54.8%
Adjusted gross margin *	53.3%	55.9%		55.7%	55.1%

GAAP operating income (loss)	$(12,447)	$(4,649)	(167.7%)	$14,644	$33,947	(56.9%)
Adjusted operating income *	$(4,982)	$15,867	(131.4%)	$17,072	$55,051	(69.0%)
GAAP operating margin	(13.6%)	(2.5%)		2.5%	4.5%
Adjusted operating margin *	(5.4%)	8.6%		2.9%	7.4%

GAAP diluted EPS	$(0.48)	$(0.12)	(300.0%)	$0.34	$0.96	(64.6%)
Adjusted diluted EPS *	$(0.15)	$0.46	(132.6%)	$0.52	$1.56	(66.7%)

Cash flows from operating activities	$14,012	$10,940	28.1%	$52,696	$55,247	(4.6%)

* See reconciliation of U.S. GAAP to adjusted key financial measures in the back of this press release

FISCAL 2020 FOURTH QUARTER FINANCIAL RESULTS

Consolidated

Net sales were $91.6 million, a decrease of 50.2% or $92.4 million compared to the same prior year period. Net sales were negatively impacted as a result of disruptions from the COVID-19 pandemic, which included the closing of the Company’s design centers and manufacturing plants for most of the first two months of the fiscal fourth quarter as well as lower order backlog entering the quarter.

Gross profit was $47.9 million compared with $100.8 million in the prior year period due to lower sales volumes in both the wholesale and retail segments combined with a change in product mix, partially offset by an improved retail gross margin. Retail sales, as a percentage of total consolidated sales, were 77.2% in the current year fourth quarter, down from 80.0% a year ago, which negatively impacted consolidated gross profit. Consolidated adjusted gross margin for the quarter decreased to 53.3%, down from 55.9% in the prior year, due to the wholesale adjusted gross margin decreasing 260 basis points combined with product mix partially offset by the retail gross margin expanding 60 basis points from improved retail price optimization.

Operating expenses decreased 42.8% to $60.3 million compared with the prior year period primarily due to lower retail selling costs, reduced advertising and lower general and administrative costs. Retail selling expenses were down due to warehouse and delivery expenses decreasing from a 51.9% reduction in retail net sales and a decrease in designer selling expenses. General and administrative expenses decreased primarily due to lower wholesale compensation, freight and plant operating costs coupled with lower administrative, occupancy and regional management charges within the retail segment. Included in fiscal 2020 operating expenses were $7.2 million in restructuring and impairment charges compared to $18.4 million in the year ago fourth quarter.

Operating loss was $12.4 million compared with an operating loss of $4.6 million a year ago. Adjusted operating loss was $5.0 million or -5.4% of net sales compared with operating income of $15.9 million or 8.6% of net sales for the same prior year period. The decrease was driven by the 50.2% decline in consolidated net sales, a decrease in product mix and lower gross margins from manufacturing plant shutdowns during the current quarter. These decreases were partially offset by improved expense management, with operating expenses decreasing 42.8% year over year as a result of the Company’s COVID-19 action plan implemented at the beginning of the quarter.

Income tax benefit on the operating loss was $1.1 million in the current year fourth quarter compared with an income tax benefit of $1.5 million a year ago. The effective rate was 8.5% in the current year fourth quarter compared with 31.0% last year. The Company recorded a valuation allowance during the fourth quarter of fiscal 2020 in the amount of $2.5 million on the deferred tax assets related to state NOL carryforwards.

Diluted EPS was ($0.48) compared with ($0.12) in the prior year comparable period. Adjusted diluted EPS was ($0.15) compared with $0.46 in the prior year. This decrease was primarily from net sales being negatively impacted as a result of the COVID-19 pandemic partially offset by expense management.

Wholesale Segment

Net sales decreased 52.0% to $51.6 million primarily due to a 52.5% decrease in sales to the Company’s North American retail network and a 41.7% decrease in international sales. Wholesale net sales were significantly impacted in the quarter due to COVID-19 disruptions, including its contract sales, which decreased 11.5%. Prior to March 2020, wholesale net sales were improving sequentially each month as customer demand increased. COVID-19 ongoing concerns made it difficult to quickly return to desired staffing levels, particularly in the manufacturing plants, which kept production and net shipments below last year’s rate, resulting in higher ending backlog at the end of the quarter.

Wholesale orders booked, which represents orders booked through all of the Company’s channels, were down 30% compared with the same quarter last year. The closing of the Company’s retail design centers and manufacturing operations for the majority of the first two months of the fourth quarter negatively impacted orders. While wholesale orders decreased 30% from a year ago, the Company realized sequential improvement in orders each month during the quarter, with June orders increasing by 17% year over year.

Operating income was $1.5 million compared with $6.3 million in the prior year period, primarily due to the 52.0% decrease in wholesale net sales partially offset by general and administrative expense reductions of 51.2% from plant closings and actions taken to control and minimize expenditures in the quarter.

Retail Segment

Net sales from Company-operated design centers decreased by $76.4 million, or 51.9%, to $70.7 million. There was a 52.0% decrease in net sales in the United States, while net sales from Canadian design centers decreased 51.2%. These decreases were primarily due to the temporary closing of the Company’s North American design centers during the first two months of the fourth quarter due to COVID-19, lower starting backlog at the beginning of the quarter and a decrease in written orders. Retail backlogs grew significantly during the quarter and the Company is focused on its short-term ability to return its wholesale production and shipping to the levels that are necessary to properly service its customers. There were 144 Company-operated design centers at the end of the fourth quarter of fiscal 2020, consistent with a year ago, as the Company continues to relocate and open new locations while closing older locations.

Operating loss was $14.1 million compared with an operating loss of $10.6 million for the prior year period. Adjusted operating loss was $6.5 million compared with operating income of $1.6 million a year ago. Adjusted operating margin decreased to -9.2% from 1.1% due to the $76.4 million reduction in net sales partially offset by a 60 basis point improvement in gross margin and a 39.9% decrease in operating expenses from lower selling, administrative, occupancy and regional management costs. Retail restructuring and impairment charges in the current year fourth quarter were $7.2 million compared to $12.1 million a year ago.

FISCAL YEAR 2020 FINANCIAL RESULTS

Consolidated

Net sales were $589.8 million, a decrease of 21.0% compared with the same prior year period. Net sales decreased by 23.5% within the wholesale segment and by 21.5% in the retail segment. International sales decreased $17.0 million primarily related to lower sales to China and in Canada. Consolidated net sales were 21.0% lower in the current year due to the introduction of the membership model, the disruptions in the market caused by the COVID-19 pandemic and softer order trends from consumers. Partially offsetting these declines was growth in contract sales, which grew 31.6%. The year over year increase in contract sales was attributable to continued growth in sales from the GSA contract.

Gross profit decreased 21.1% to $323.1 million compared with the prior year period due to sales declines within both the wholesale and retail segments. Retail sales, as a percentage of total consolidated sales, were 78.5% in the current year and 79.0% in the prior year. Wholesale gross profit was negatively impacted by lower sales volumes combined with a reduction in gross margin due to plant shutdowns from COVID-19. Retail gross profit was lower due to a 21.5% reduction in net shipments partially offset by a higher gross margin. Fiscal 2020 adjusted gross margin was 55.7% compared with 55.1% a year ago. This increase was primarily due to improved retail price optimization and increased wholesale contract business. Restructuring charges negatively impacted the fiscal 2020 consolidated gross margin by 90 basis points compared with 30 basis points a year ago.

Operating expenses decreased to $308.5 million compared with $375.5 million in the prior year period. The 17.9% decrease was due to lower selling costs, a reduction in general and administrative expenses and a gain of $11.5 million from the sale of the Passaic property during fiscal 2020. Excluding restructuring and impairment charges from both periods, operating expenses were down 12.6%. Retail selling expenses were lower due to reduced volume of shipments, less designer selling expenses and lower compensation due to headcount reductions. Wholesale selling costs were down due to a reduction in advertising spend and lower compensation costs. General and administrative expenses decreased due to lower compensation costs coupled with lower depreciation, occupancy costs and regional management charges.

Operating income totaled $14.6 million compared with $33.9 million for the prior year period. Adjusted operating income in fiscal 2020 was $17.1 million compared with $55.1 million last year. The decrease in adjusted operating income was driven by the $156.8 decline in consolidated net sales partially offset by a higher adjusted gross margin and a 12.6% decrease in adjusted operating expenses.

Income tax expense was $5.3 million for fiscal 2020 compared with $8.2 million a year ago. The fiscal 2020 effective rate increased to 37.3% compared with 24.1% in the prior year primarily due to a valuation allowance on deferred tax assets related to state NOL carryforwards.

Diluted EPS was $0.34 compared with $0.96 in the prior year period. Adjusted diluted EPS of $0.52 in the current year represents a decrease of 66.7% over the prior year.

Balance Sheet and Cash Flow

Total cash and cash equivalents was $72.3 million at June 30, 2020 compared with $20.8 million at June 30, 2019. Total cash increased during fiscal 2020 due to net borrowings on the Company’s revolving credit facility of $50.0 million, net cash provided by operating activities of $52.7 million and net proceeds from the sale of the Company’s Passaic property of $11.7 million, partially offset by $24.3 million in share repurchases, $21.5 million in dividend payments and $15.7 million of capital expenditures. Cash provided by operating activities was positively impacted by the deferral and abatement of $2.7 million in retail design center rent during the fourth quarter of fiscal 2020.

Inventories of $126.1 million decreased $36.3 million compared with $162.4 million at June 30, 2019. Wholesale finished goods levels decreased $21.0 million primarily from the concerted effort to reduce and maintain lower inventory levels and the non-cash write-down and disposal of certain slow moving and discontinued inventory items. Retail inventory levels decreased $7.1 million as the Company further improved its efforts to minimize inventory carrying costs combined with the sale of additional floor items during the just completed fourth quarter.

Debt outstanding was $50.0 million at June 30, 2020 as the Company drew down $100.0 million on its existing credit facility during March 2020 and subsequently repaid $50.0 million in June using available cash on hand. The outstanding debt at June 30, 2020 bears a weighted average interest rate 1.7% and the principal balance is payable on the maturity date of December 21, 2023.

Capital expenditures were $15.7 million, an increase of $6.6 million compared with $9.1 million spent a year ago. In fiscal 2020, approximately 53% of the Company’s total capital expenditures related to opening new and relocating design centers in desirable locations, updating existing design center presentations and floor plans and opening new home delivery service centers. The remaining 47% was capital expenditures incurred in connection with the previously announced optimization project as well as investments in additional technology to improve existing workflows.

Cash dividends paid during fiscal 2020 totaled $21.5 million, a decrease of $25.5 million over a year ago due to the special dividend of $26.7 million paid in January 2019. The Company had suspended its regular quarterly cash dividend as of April 28, 2020, due to the COVID-19 impact. However, on August 4, 2020, the Company’s Board of Directors reinstated the regular quarterly cash dividend.

RETAIL SEGMENT RESTRUCTURING AND IMPAIRMENT CHARGES

During the fourth quarter of fiscal 2020 the Company recorded $7.2 million of restructuring and impairment charges within the retail segment. Approximately $4.8 million was a non-cash impairment charge for long-lived assets held at a number of retail design centers. The remaining $2.4 million represented remaining contractual obligations under leased space that was exited during the fiscal 2020 fourth quarter.

DIVIDEND DECLARED

On August 4, 2020, the Company announced that its Board of Directors had declared a regular quarterly cash dividend of $0.21 per share, which will be payable to shareholders of record as of October 8, 2020 and will be paid on October 22, 2020. The Company’s Board of Directors met with management to review the effects of the COVID-19 pandemic on the business and determined that it was appropriate to return capital to shareholders in the form of a quarterly cash dividend equal to the pre-COVID-19 level of $0.21 per share. The Company will continue to monitor the pace of business as it relates to future dividends.

LEASES

The Company adopted Accounting Standards Update 2016-02, Leases (Topic 842), as of July 1, 2019 using the modified retrospective method and have not restated comparative periods. Upon adoption, the Company recognized operating lease assets of $129.7 million and operating lease liabilities of $149.7 million on its consolidated balance sheet. In addition, $20.0 million of deferred rent and various lease incentives, which were reflected as other long-term liabilities as of June 30, 2019, were reclassified as a component of the right-of-use assets upon adoption. The Company also recognized a cumulative adjustment as of July 1, 2019, which decreased opening retained earnings by $1.6 million due to the impairment of certain right-of-use assets. The adoption of the new standard did not have a material impact on the consolidated statements of operations or cash flows during fiscal 2020.

ANALYST CONFERENCE CALL

Ethan Allen will host an analyst conference call today, August 4, 2020 at 5:00 PM (Eastern Time) to discuss its results. The analyst conference call will be webcast live from the Company’s Investor Relations website at https://ir.ethanallen.com. The following information is provided for those who would like to participate:

●	U.S. Participants:	877-705-2976
●	International Participants:	201-689-8798
●	Meeting Number:	13707073

For those unable to listen live, an archived recording of the call will be made available on the Company’s website referenced above for at least 60 days.

ABOUT ETHAN ALLEN

Ethan Allen Interiors Inc. (NYSE: ETH) is a leading interior design company and manufacturer and retailer of quality home furnishings. The Company offers complimentary interior design service to its clients and sells a full range of furniture products and decorative accessories through ethanallen.com and a network of approximately 300 design centers in the United States and abroad. Ethan Allen owns and operates nine manufacturing facilities including six manufacturing plants in the United States, two manufacturing plants in Mexico and one manufacturing plant in Honduras. Approximately 75% of its products are made in its North American plants. For more information on Ethan Allen's products and services, visit www.ethanallen.com.

Investor Contact:

Matt McNulty
Vice President, Finance
IR@ethanallen.com

ABOUT NON-GAAP FINANCIAL MEASURES

This press release is intended to supplement, rather than to supersede, the Company's consolidated financial statements, which are prepared and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). In this press release the Company has included financial measures that are not prepared in accordance with GAAP. The Company uses non-GAAP financial measures, including adjusted gross profit and margin, adjusted operating income and margin, adjusted net income, and adjusted diluted EPS (collectively “non-GAAP financial measures”). The Company computes these non-GAAP financial measures by adjusting the comparable GAAP measure to remove the impact of certain charges and gains and the related tax effect of these adjustments. The presentation of these non-GAAP financial measures is not intended to be considered in isolation or as a substitute for, or superior to, the financial measures presented in accordance with GAAP. The Company uses these non-GAAP financial measures for financial and operational decision making and to evaluate period-to-period comparisons. The Company believes that they provide useful information about operating results, enhance the overall understanding of past financial performance and prospects, and allow for greater transparency with respect to key metrics used by management in its financial and operational decision making. A reconciliation of the non-GAAP financial measures to the most directly comparable financial measure reported in accordance with GAAP is provided at the end of this press release.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which represent management's beliefs and assumptions concerning future events based on information currently available to the Company relating to its future results. Such forward-looking statements are identified in this press release and the related webcasts, conference calls and other related discussions or documents incorporated herein by reference by use of forward-looking words such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “intend,” “will,” “may,” “continue,” “project,” “target,” “outlook,” “forecast,” “guidance,” “COVID-19 impact,” variations of such words, and similar expressions and the negatives of such forward-looking words are intended to identify such forward-looking statements. These forward-looking statements are subject to management decisions and various assumptions about future events and are not guarantees of future performance. Actual results could differ materially from those anticipated in the forward-looking statements due to a number of risk factors and uncertainties including, but not limited to the following: volatile retail environment and changing economic conditions may further adversely affect consumer demand and spending; global and local economic uncertainty may materially adversely affect manufacturing operations or sources of merchandise and international operations; disruptions of supply chain; changes in United States trade and tax policy; competition from overseas manufacturers and domestic retailers; failure to successfully anticipate or respond to changes in consumer tastes and trends in a timely manner; ability to maintain and enhance the Ethan Allen brand; the number of manufacturing and logistics sites may increase exposure to business disruptions and could result in higher transportation costs; fluctuations in the price, availability and quality of raw materials could result in increased costs or cause production delays; current and former manufacturing and retail operations and products are subject to increasingly stringent environment, health and safety requirements; the use of emerging technologies as well as unanticipated changes in the pricing and other practices of competitors; reliance on information technology systems to process transactions, summarize results, and manage its business and that of certain independent retailers; disruptions in both primary and back-up systems; product recalls or product safety concerns; successful cyber-attacks and the ability to maintain adequate cyber-security systems and procedures; loss, corruption and misappropriation of data and information relating to customers; loss of key personnel; additional asset impairment charges that could reduce profitability; access to consumer credit could be interrupted as a result of conditions outside of the Company’s control; ability to locate new design center sites and/or negotiate favorable lease terms for additional design centers or for the expansion of existing design centers; changes to fiscal and tax policies; its operations present hazards and risks which may not be fully covered by insurance; possible failure to protect its intellectual property; failure to successfully transition from a promotional to a membership model; potential risks and uncertainties relating to the duration, severity and geographic spread of the COVID-19 pandemic and its impact on its business, supplies, customers, employees and supply chains; actions that may be taken by governmental authorities to contain the COVID-19 pandemic or to mitigate its impact; the potential negative impact of COVID-19 on the global economy, consumer demand and the supply chain; the impact of COVID-19 upon the Company’s ability to reopen design centers and resume manufacturing operations and the resulting effects upon its financial condition, results of operations and liquidity; and other factors disclosed in Part I, Item 1A. Risk Factors in the Company’s 2019 Annual Report on Form 10-K.

Given the risks and uncertainties surrounding forward-looking statements, you should not place undue reliance on these statements. Many of these factors are beyond the Company’s ability to control or predict. These forward-looking statements speak only as of the date of this press release. Other than as required by law, the Company undertakes no obligation to update or revise its forward-looking statements, whether because of new information, future events, or otherwise. Accordingly, actual circumstances and results could differ materially from those contemplated by the forward-looking statements.

Ethan Allen Interiors Inc.
Selected Financial Data
(Unaudited)
($ in millions, except per share data)

Selected Consolidated Financial Data
	Three months ended June 30,		Twelve months ended June 30,
	2020	2019	2020	2019
Net sales	$91.6	$183.9	$589.8	$746.7
Gross margin	52.3%	54.8%	54.8%	54.8%
Adjusted gross margin *	53.3%	55.9%	55.7%	55.1%
Operating income (loss)	$(12.4)	$(4.6)	$14.6	$33.9
Adjusted operating income (loss) *	$(5.0)	$15.9	$17.1	$55.1
Operating margin	(13.6%)	(2.5%)	2.5%	4.5%
Adjusted operating margin *	(5.4%)	8.6%	2.9%	7.4%
Net income (loss)	$(12.1)	$(3.3)	$8.9	$25.7
Adjusted net income (loss) *	$(3.7)	$12.2	$13.5	$41.6
Effective tax rate	8.5%	31.0%	37.3%	24.1%
Diluted EPS	$(0.48)	$(0.12)	$0.34	$0.96
Adjusted diluted EPS *	$(0.15)	$0.46	$0.52	$1.56
Cash flows from operating activities	$14.0	$10.9	$52.7	$55.2
Capital expenditures	$3.3	$2.1	$15.7	$9.1
Cash dividends paid	$5.3	$5.1	$21.5	$47.0
Repurchases of common stock	$0.0	$0.0	$24.3	$0.0

Selected Financial Data by Segment
	Three months ended June 30,		Twelve months ended June 30,
Retail	2020	2019	2020	2019
Net sales	$70.7	$147.2	$462.8	$589.8
Gross margin	46.6%	46.0%	47.0%	45.4%
Operating margin	(19.9%)	(7.2%)	(4.6%)	(1.8%)
Adjusted operating margin *	(9.2%)	(1.1%)	(2.9%)	0.4%

Wholesale
Net sales	$51.6	$107.5	$337.9	$441.6
Gross margin	28.6%	31.1%	30.4%	31.7%
Adjusted gross margin *	30.4%	33.0%	32.0%	32.1%
Operating margin	2.9%	5.9%	9.8%	9.6%
Adjusted operating margin *	2.7%	13.6%	8.1%	11.5%

* See reconciliation of U.S. GAAP to adjusted key financial measures in the back of this press release

Ethan Allen Interiors Inc.
Consolidated Statements of Comprehensive Income (Loss)
(Unaudited)
(In thousands, except per share data)

	Three months ended June 30,		Twelve months ended June 30,
	2020	2019	2020	2019
Net sales	$91,568	$183,918	$589,837	$746,684
Cost of sales	43,700	83,131	266,705	337,193
Gross profit	47,868	100,787	323,132	409,491
Selling, general and administrative expenses	53,161	87,056	311,507	356,880
Restructuring and impairment charges, net of gains	7,154	18,380	(3,019)	18,664
Operating income (loss)	(12,447)	(4,649)	14,644	33,947
Interest income, net of interest (expense)	(750)	(150)	(455)	(87)
Income (loss) before income taxes	(13,197)	(4,799)	14,189	33,860
Income tax expense (benefit)	(1,128)	(1,489)	5,289	8,162
Net income (loss)	$(12,069)	$(3,310)	$8,900	$25,698

Per share data
Diluted earnings per common share:
Net income (loss) per diluted share	$(0.48)	$(0.12)	$0.34	$0.96
Diluted weighted average common shares	25,179	26,758	26,069	26,751

Comprehensive income (loss)
Net income (loss)	$(12,069)	$(3,310)	$8,900	$25,698
Other comprehensive income (loss), net of tax
Foreign currency translation adjustments	777	165	(2,790)	520
Other	(23)	(11)	(64)	(76)
Other comprehensive income (loss), net of tax	754	154	(2,854)	444
Comprehensive income (loss)	$(11,315)	$(3,156)	$6,046	$26,142

Ethan Allen Interiors Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(In thousands)

	June 30,	June 30,
	2020	2019
ASSETS
Current assets:
Cash and cash equivalents	$72,276	$20,824
Accounts receivable, net	8,092	14,247
Inventories, net	126,101	162,389
Prepaid expenses and other current assets	23,483	18,830
Total current assets	229,952	216,290

Property, plant and equipment, net	236,678	245,246
Goodwill	25,388	25,388
Intangible assets	19,740	19,740
Operating lease right-of-use assets	109,342	0
Deferred income taxes	137	2,108
Other assets	1,552	1,579
Total ASSETS	$622,789	$510,351

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$25,595	$34,166
Customer deposits and deferred revenue	64,031	56,714
Accrued compensation and benefits	18,278	22,646
Short-term debt	0	550
Current operating lease liabilities	27,366	0
Other current liabilities	3,708	8,750
Total current liabilities	138,978	122,826

Long-term debt	50,000	516
Operating lease liabilities, long-term	102,111	0
Deferred income taxes	1,074	1,069
Other long-term liabilities	2,562	22,011
Total LIABILITIES	$294,725	$146,422

Shareholders’ equity:
Ethan Allen Interiors Inc. shareholders’ equity	$328,065	$363,866
Noncontrolling interests	(1)	63
Total shareholders’ equity	$328,064	$363,929
Total LIABILITIES AND SHAREHOLDERS’ EQUITY	$622,789	$510,351

Ethan Allen Interiors Inc.
Design Center Activity
(Unaudited)

	Independent	Company-
Retail Design Center activity	Retailers	Operated	Total
Balance at March 31, 2020	159	144	303
New locations	2	3	5
Closures	(1)	(3)	(4)
Transfers	0	0	0
Balance at June 30, 2020	160	144	304
Relocations (in new and closures)	0	2	2

U.S.	35	138	173
International	125	6	131

Reconciliation of U.S. GAAP Results to Adjusted Financial Measures

To supplement the financial measures prepared in accordance with generally accepted accounting principles in the U.S., or U.S. GAAP, the Company uses non-GAAP financial measures including adjusted gross profit and margin, adjusted operating income, adjusted retail operating income and margin, adjusted wholesale operating income and margin, adjusted net income and adjusted diluted earnings per share. The reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with U.S. GAAP are shown in tables below.

These non-GAAP measures are derived from the consolidated financial statements but are not presented in accordance with U.S. GAAP. The Company believes these non-GAAP measures provide a meaningful comparison of its results to others in its industry and prior year results. Investors should consider these non-GAAP financial measures in addition to, and not as a substitute for, its financial performance measures prepared in accordance with U.S. GAAP. Moreover, these non-GAAP financial measures have limitations in that they do not reflect all the items associated with the operations of the business as determined in accordance with U.S. GAAP. Other companies may calculate similarly titled non-GAAP financial measures differently than the Company does, limiting the usefulness of those measures for comparative purposes.

Despite the limitations of these non-GAAP financial measures, the Company believes these adjusted financial measures and the information they provide are useful in viewing its performance using the same tools that management uses to assess progress in achieving its goals. Adjusted measures may also facilitate comparisons to historical performance.

The following tables below show a reconciliation of non-GAAP financial measures used in this press release to the most directly comparable U.S. GAAP financial measures.

(Unaudited)
(In thousands, except per share data)
	Three months ended			Twelve months ended
	June 30,			June 30,
	2020	2019	% Change	2020	2019	% Change
Consolidated Adjusted Gross Profit / Gross Margin
GAAP Gross profit	$47,868	$100,787	(52.5%)	$323,132	$409,491	(21.1%)
Adjustments (pre-tax) *	899	1,994		5,423	1,994
Adjusted gross profit *	$48,767	$102,781	(52.6%)	$328,555	$411,485	(20.2%)
Adjusted gross margin *	53.3%	55.9%		55.7%	55.1%

Consolidated Adjusted Operating Income / Operating Margin
GAAP Operating income (loss)	$(12,447)	$(4,649)	(167.7%)	$14,644	$33,947	(56.9%)
Adjustments (pre-tax) *	7,465	20,516		2,428	21,104
Adjusted operating income *	$(4,982)	$15,867	(131.4%)	$17,072	$55,051	(69.0%)

Consolidated Net sales	$91,568	$183,918	(50.2%)	$589,837	$746,684	(21.0%)
GAAP Operating margin	(13.6%)	(2.5%)		2.5%	4.5%
Adjusted operating margin *	(5.4%)	8.6%		2.9%	7.4%

Consolidated Adjusted Net Income / Adjusted Diluted EPS
GAAP Net income (loss)	$(12,069)	$(3,310)	(264.6%)	$8,900	$25,698	(65.4%)
Adjustments, net of tax *	8,415	15,490		4,612	15,934
Adjusted net income	$(3,654)	$12,180	(130.0%)	$13,512	$41,632	(67.5%)
Diluted weighted average common shares	25,179	26,758		26,069	26,751
GAAP Diluted EPS	$(0.48)	$(0.12)	(300.0%)	$0.34	$0.96	(64.6%)
Adjusted diluted EPS *	$(0.15)	$0.46	(132.6%)	$0.52	$1.56	(66.7%)

Wholesale Adjusted Operating Income / Operating Margin
Wholesale GAAP operating income (loss)	$1,512	$6,300	(76.0%)	$33,106	$42,481	(22.1%)
Adjustments (pre-tax) *	(103)	8,354		(5,794)	8,498
Adjusted wholesale operating income *	$1,409	$14,654	(90.4%)	$27,312	$50,979	(46.4%)

Wholesale net sales	$51,591	$107,454	(52.0%)	$337,948	$441,551	(23.5%)
Wholesale GAAP operating margin	2.9%	5.9%		9.8%	9.6%
Adjusted wholesale operating margin *	2.7%	13.6%		8.1%	11.5%

Retail Adjusted Operating Income / Operating Margin
Retail GAAP operating income (loss)	$(14,071)	$(10,612)	(32.6%)	$(21,414)	$(10,529)	(103.4%)
Adjustments (pre-tax) *	7,568	12,162		8,222	12,606
Adjusted retail operating income (loss) *	$(6,503)	$1,550	nm	$(13,192)	$2,077	nm

Retail net sales	$70,735	$147,160	(51.9%)	$462,800	$589,829	(21.5%)
Retail GAAP operating margin	(19.9%)	(7.2%)		(4.6%)	(1.8%)
Adjusted retail operating margin *	(9.2%)	1.1%		(2.9%)	0.4%

* Adjustments to reported U.S. GAAP financial measures including gross profit and margin, operating income and margin, net income, and diluted EPS have been adjusted by the following:

(Unaudited)	Three months ended		Twelve months ended
(In thousands)	June 30,		June 30,
	2020	2019	2020	2019
Inventory write-downs and additional reserves (wholesale)	$899	$-	$4,107	$-
Manufacturing overhead costs and other (wholesale)	-	1,994	1,316	1,994
Adjustments to gross profit	$899	$1,994	$5,423	$1,994

Inventory write-downs and additional reserves (wholesale)	$899	$-	$4,107	$-
Optimization of manufacturing and logistics (wholesale)	-	8,324	2,147	8,324
Gain on sale of Passaic, New Jersey property (wholesale)	-	-	(11,497)	-
Employee retention credit (wholesale)	(1,177)	-	(1,177)	-
Severance and other professional fees (wholesale)	175	30	626	174
Retail acquisition costs, severance and other charges (retail)	414	112	553	556
Impairment of long-lived assets and lease exit costs (retail)	7,154	12,050	7,669	12,050
Adjustments to operating income	$7,465	$20,516	$2,428	$21,104
Adjustments to income before income taxes	$7,789	$20,516	$2,752	$21,104
Related income tax effects on non-recurring items (1)	(1,908)	(5,026)	(674)	(5,170)
Income tax expense from valuation allowance	2,534	-	2,534	-
Adjustments to net income	$8,415	$15,490	$4,612	$15,934

(1)	Calculated using a tax rate of 24.5% in all periods presented.